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EXHIBIT 22


                                ZYTEC CORPORATION

                      SUBSIDIARIES AS OF FEBRUARY 28, 1997


                                      JURISDICTION OF                              PERCENT
NAME OF SUBSIDIARY                    INCORPORATION                                  OWNED
------------------                    -------------                                  -----
Zytec GmbH                            Austria                             100% by Zytec Corporation

Zytec Hungary Elektronikai Kft.       Hungary                             100% by Zytec GmbH

Zytec Modular Power Systems, Inc.     Minnesota                           100% by Zytec Corporation

Zytec FSC, Inc.                       Virgin Islands                      100% by Zytec Corporation

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